Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation: ASI TECHNOLOGY CORPORATION
2. The articles have been amended as follows: (provide article numbers, if available)
The Amended and Restated Articles of Incorporation of ASI Technology Corporation dated September 1, 2000, as amended, are further amended as follows:
Section 1 is deleted and replaced in its entirety with the following:
1. The Name of the corporation is Robertson Global Health Solutions Corporation. The original Articles of Incorporation were filed with the Secretary of State on January 10, 1931; on August 31, 1973, Restated Articles of Incorporation were filed; an Amendment filed with the Secretary of State on September 1, 1998 changed the name of the corporation from Associated Smelters International to ASI; Amended and Restated Articles of Incorporation filed on September 1, 2000 changed the name of the corporation to ASI Technology Corporation.
Section 3 is deleted and replaced in its entirety with the following:
3. The name of the corporation is Robertson Global Health Solutions Corporation.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.6% of Common Stock

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Melissa A. Seeger Signature of Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations
1. Name of corporation:
ASI Technology Corporation
2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.
3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
300,000,000 shares of common stock, par value $0.001
4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
20,000,000 shares of common stock, par value $0.001
5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
The corporation shall issue one (1) share of common stock for every fifteen (15) shares of common stock issued and outstanding. Preferred shares of common stock remain unchanged.
6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
See Exhibit A

7. Effective date of filing: (optional) June 4, 2010

8. Signature: (required)	(must not be later than 90 days after the certificate is filed)

X /s/ Joel C. Robertson Signature of Officer	Joel C. Robertson, President Title
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 3-6-09

Exhibit A
In lieu of any fractional shares of common stock created by the reverse split, the corporation shall pay to the holders thereof the fair market value of such fractional shares as determined by the trading price of the Corporation’s common stock on OTCBB as of the close of trading on the day that the Certificate becomes effective.

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
ASI TECHNOLOGY CORPORATION
2. The articles have been amended as follows: (provide article numbers, if available)
Section 7.(A) is hereby deleted in its entirety and replaced with the following:
7.(A) Classes of Stock: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issues is Three Hundred and One Million (301,000,000) shares, each with a par value of $0.001 per share. Three hundred million (300,000,000) shares will be Common Stock and one million (1,000,000) shares will be Preferred Stock.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

10,333,455 (60.5%)

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X /s/ Jerry E. Polis Signature of Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09

Filed # C18-1931
    Sep 01 2001
CERTIFICATE
RESTATED ARTICLES OF INCORPORATION
OF ASI TECHNOLOGY CORPORATION
Pursuant to NRS 78.403, the undersigned, certifies as follows:
1. The name of the corporation is ASI Technology Corporation. The original Articles of Incorporation were filed with the Secretary of State on January 10, 1931; on August 31, 1973, Restated Articles of Incorporation were filed; an Amendment filed with the Secretary of State on September 1, 1998, changed the name of the corporation from Associated Smelters International to ASI.
2. The text of the Articles of Incorporation is restated as amended to the date of this Certificate and supersedes the original and Restated Articles of Incorporation previously filed with the Secretary of State.
3. The name of the Corporation is ASI Technology Corporation.
4. The period of existence of the corporation is perpetual.
5. The address of the registered office of the corporation is 2345 Red Rock St., Suite 310, Las Vegas, Clark County, Nevada 89146.
6. The name of the Resident Agent of the corporation at the address is Neil J. Beller, Esq.
7. (A) Classes of Stock: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the corporation is authorized to issue is eleven million (11,000,000) shares, each with a par value of $0.02 per share. Ten Million (10,000,000) shares shall be Common Stock and One Million (1,000,000) shares shall be Preferred Stock.

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(B) Rights, Preferences and Restrictions of Preferred Stock: The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in these Articles of Incorporation, and by filing a certificate pursuant to applicable law of the State of Nevada, to provide for the issuance of Preferred Stock in series and (i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) to increase or decrease the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the adoption of the resolution originally fixing the number of shares of such series.
(C) Rights, Preferences and Restrictions of Common Stock: The Common Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The first series of Common Stock shall be designated “Common Stock” and shall consist of Ten Million (10,000,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Common Stock are as set forth below in this Article 7(C).
(1) Dividend Provisions: Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Common Stock shall be entitled to receive dividends, out of any assets legally available therefor, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Dividends payable to the holders of Common Stock shall be paid ratably to such holders in proportion to the number of shares of Common Stock (regardless of series) then held thereby.

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(2) Liquidation Preference: In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock according to the number of shares of Common Stock(regardless of series) then held thereby.
(3) Redemption: The Common Stock is not redeemable, provided that nothing herein shall prevent the corporation from (a) offering to repurchase shares of its Common Stock or Preferred Stock should the Board of Directors resolve to make any such offer, or from consummating any repurchase transaction resulting from such offer, or (b) repurchasing shares of its Common Stock or Preferred Stock pursuant to a contractual agreement giving the Company the right to so repurchase any such shares.
(D) Distributions: Subject to the terms of these Articles of Incorporation and to the fullest extent permitted by the Nevada Revised Statutes, the Corporation shall be expressly permitted to redeem, repurchase, or make distributions, as that term is defined in Section 78.191 of the Nevada Revised Statutes, with respect to the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.
8. The business and pursuits of the Corporation shall be any lawful activity, subject to the provisions of NRS 78.045.
9. The number of directors of this corporation shall be in no event less than three and that until changed by unanimous vote of the Board of Directors of this corporation the present number of directors shall be four.
10. No Shareholders shall have preemptive rights to subscribe to shares of stock of the corporation of the same class or otherwise and the provisions of NRS 78.265 are waived.

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11. The annual meeting of stockholders of this corporation shall be held on the date and at the time and place as shall be designated from time to time by the Board of Directors and stated in the Notice of the Meeting, for the purpose of electing Directors of the Corporation to serve during the ensuing year and for the transaction of such other business that may properly come before the meeting. A majority of the outstanding capital stock having the right to vote as shown on the books of the company on the date of the giving of the notice of the annual meeting or any special meeting shall constitute a quorum for the holding of the annual or special stockholders meeting.
12. Pursuant to NRS 78.225, no stockholder is individually liable for the debts of the corporation.
13. No corporate director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as director or officer of the corporation except for his acts or omissions involving intentional misconduct, fraud, a knowing violation of law or the payment of dividends in violation of NRS 78.300.
14. To the extent that a Director, Officer, Employee or Agent of the Corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding set forth in NRS 78.7502(1 & 2) or in any defense of any claim, issue or matter therein, the Corporation may indemnify him/her against expenses, including attorney’s fees, actually and reasonably incurred by him/her in connection with the defense.
15. The holders of at least the majority of shares have voted for or signed a written consent to the adoption of the Restated Articles of Incorporation.
16. These Restated Articles of Incorporation were approved by authorization of the Board of Directors July 5, 2000.

/s/ JERRY E. POLIS Jerry Polis, President	/s/ ERIC POLIS Eric Polis, Secretary

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